Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
Flagstar Bancorp, Inc. Announces Terms of Proposed Rights Offering
TROY, Mich., December 14, 2009 — Flagstar Bancorp, Inc. (NYSE: FBC) (“Flagstar” or the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today announced that it intends to commence a rights offering for up to approximately 704 million shares of its common stock.
Under the rights offering, each stockholder of record as of the December 24, 2009 record date will receive, at no charge, approximately 1.5 non-transferable subscription rights for each share of the Company’s common stock owned on the record date. Each right will entitle the holder to purchase one share of the Company’s common stock at the subscription price equal to the volume weighted average price of the last 30 trading days of $0.71 per whole share. The actual number of shares the holder is entitled to purchase will be determined based on the number of outstanding shares on the record date. Flagstar will not issue fractional rights or shares; if the number of shares of Common Stock held by a stockholder on the record date would have resulted in its receipt of fractional rights, the number of rights to be issued to that stockholder will be rounded up to the nearest whole number.
The Company and its subsidiary, Flagstar Bank, FSB (the “Bank”), are subject to regulatory requirements and restrictions in the ordinary course of business. However, additional regulatory restrictions have recently been imposed on the Company and the Bank, including limitations on: asset growth; accepting, renewing or rolling over of any brokered deposits; making capital distributions; appointing, or changing the responsibilities of any director or senior executive officer; making indemnification and severance payments or entering into other forms of compensation agreements with any directors or officers; entering into third party contracts outside of the ordinary course of business; and entering into transactions with affiliates. The Company intends to request approval, waiver or modification of some or all of these restrictions, some of which could otherwise have an adverse affect on the Company’s operations and the operations of the Bank. There can be no assurance that any or all of our requests would be approved.
In addition, the regulators have also indicated that they may impose further requirements and restrictions on the Company and the Bank, which could impede, among other things, their ability to execute on their business plan without additional capital. In order to address the capital issue, the Company’s board of directors formed a special committee comprised of independent directors to explore whether a capital offering was appropriate and achievable by December 31, 2009 to alleviate concerns of the regulators and reduce the shares of common stock underlying a warrant issued to the Department of the Treasury under the TARP Capital Purchase Program.
MP Thrift Investments L.P. (“MP Thrift”), the majority stockholder of the Company, has indicated its current intention to purchase at least $300 million (and up to its pro rata share, in its discretion) of common stock to be offered in the rights offering. However, MP Thrift reserves the right, in its sole discretion, not to make such an investment. In exercising that discretion, MP Thrift has indicated that it will consider, at the time of its investment decision, factors it deems relevant, including the satisfactory resolution of any material regulatory constraints on management’s ability to implement and execute its current business plan. In addition, MP Thrift’s participation in the rights offering is conditioned upon the total amount of new equity capital raised at or around the closing of the rights offering equaling or exceeding $300 million.

Joseph P. Campanelli, Flagstar’s Chairman, President and Chief Executive Officer, said, “The special committee of the Board concluded that proceeding with a rights offering gives our stockholders the opportunity to participate on a pro rata basis and maintain their ownership position as well as avoids the costs of an underwritten equity offering.”
A registration statement related to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted, prior to the time the registration statement becomes effective. Rights offering materials, including a prospectus and other items necessary to exercise the rights, will be mailed on or about December 30, 2009 to eligible stockholders, subject to the effectiveness of the registration statement. The prospectus will contain important information about the rights offering, and stockholders are urged to read the prospectus carefully when available. Prior to the record date for the proposed rights offering, any questions about the rights offering may be directed to the Flagstar’s Investor Relations Group at 5151 Corporate Drive, Troy, Michigan 48098, telephone (248) 312-2000.
The subscription rights will be exercisable until 5:00 p.m. New York City time on January 25, 2010, unless Flagstar extends the rights offering. Flagstar reserves the right to cancel or terminate the rights offering at any time prior to the earlier of the issuance of the Company’s common stock to MP Thrift in connection with the exercise of its subscription rights or the expiration date of the rights offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. When available, copies of the prospectus and the accompanying prospectus supplement relating to these securities may be obtained by contacting the subscription agent for the rights offering, Registrar and Transfer Company, at 10 Commerce Drive, Cranford, NJ 07016, telephone (800) 368-5948.
Flagstar, with $14.8 billion in total assets as of September 30, 2009, is the largest savings bank headquartered in the Midwest and the largest financial institution headquartered in Michigan. At September 30, 2009, Flagstar operated 176 banking centers in Michigan, Indiana and Georgia and 42 home loan centers in 18 states. The Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.
Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties, including but not limited to the risk that, because of business, economic or market conditions or for any other reasons within Flagstar’s discretion, Flagstar may decide not to pursue the rights offering and that the rights offering may not be consummated. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by Flagstar with the Securities and Exchange Commission. Flagstar cautions that the foregoing risks and uncertainties are not exclusive.